Exhibit 99.1
The Savannah Bancorp, Inc.
News Release

August 23, 2007
For Release: Immediately

The Savannah Bancorp Announces Acquisition of Minis
& Co., Inc., an Investment Advisory Firm in Savannah

SAVANNAH, GA, Aug 23, 2007 (PRIME NEWSWIRE) – The Savannah Bancorp, Inc. (SAVB:Nasdaq) announced today that it has agreed to acquire the net assets of Minis & Co., Inc. (“Minis”).  Founded in 1932, Minis is a registered investment advisory firm based in Savannah, Georgia. Minis is privately held and had approximately $500 million in assets under management at June 30, 2007.  The transaction is expected to be accretive to earnings in 2007 and is expected to close during the third quarter.  Terms of the agreement are not disclosed.

Minis provides fee-only investment services to individuals, families, employee benefit plans, non-profit organizations and other entities.  It will operate as a separate subsidiary under the name of Minis & Co., Inc. with all existing management and staff at its current location.

John Helmken, President and CEO of SAVB said, "Investment management services are a natural extension of the existing product lines offered through the subsidiary banks of The Savannah Bancorp.  The acquisition of Minis will complement our existing trust operations and will allow us to offer a full range of banking, fiduciary and asset management services to our clients.  The Minis firm is a highly respected and successful investment advisory firm founded by Abram Minis, Jr. in 1932.”

“The Minis firm has maintained an excellent record of investment performance, value and service to its customers over a long period of time.  The strengths of both firms provide the opportunity to offer additional high quality financial services to our customers and our community.  We have always admired the professionalism, respect and steadfastness that the Minis firm has shown its clients. We know that philosophy will fit well with our culture and our customers as it continues to serve the Minis clients,” added Helmken.

Helmken noted, “We are delighted that the owners, Russ Carpenter, T Smith, Felton Jenkins and Mark Allen, have decided the Minis firm is a good fit with The Savannah Bancorp and its family of banks.  Russ Carpenter has been a director of SAVB since its founding.”

Russ Carpenter, President of Minis, said, "We are extremely pleased to become a part of The Savannah Bancorp.  We know the management and directors very well and believe the two firms can work together for the benefit of our clients, our employees and the customers and shareholders of The Savannah Bancorp."

About The Savannah Bancorp, Inc.

The Savannah Bancorp, Inc. (“SAVB”), a bank holding company for The Savannah Bank, N.A., Bryan Bank & Trust (Richmond Hill, GA) and Harbourside Community Bank (Hilton Head Island, SC), is headquartered in Savannah, Georgia and began operations in 1990.  Its primary businesses include deposit, credit, trust and mortgage origination services provided to local customers.

Forward-Looking Statements

This press release may contain statements that constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding future expectations or events.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.  We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations.

Contacts:  John C. Helmken II, President & CEO, 912-629-6486
                 Robert B. Briscoe, Chief Financial Officer, 912-629-6525

SOURCE: The Savannah Bancorp, Inc.